AMENDMENT
                                     to the
                          FUND PARTICIPATION AGREEMENT



     AMENDMENT, dated as of January 18, 2001, to the Participation Agreement dated as of August 24, 1999 (the "Agreement"), by and between Columbus Life Insurance Company ("Columbus Life"), and Touchstone Variable Series Trust (the "Trust").

     WHEREAS, Columbus Life and the Trust wish to revise Section 3.1 of the Agreement;

     NOW, THEREFORE, Columbus Life and the Trust hereby agree as follows:

     Section 3.1 of the Agreement is hereby amended, and restated in its entirety, as follows:

               3.1 The Trust will cause Investors Bank and Trust Company, the administrative services and fund accounting agent for the Trust ("IBT"), or any other person acting in a similar role, to provide to Columbus Life, promptly following the close of trading (the "Close") on each Business Day (as defined in 3.4, below), (x) the net asset value per share for each Fund as of the Close on that Business Day,
          (y) the per share amount of any dividend or capital gain distribution made by a Fund in respect of the shares held by the related Sub-Account, if the "ex-dividend" date for such dividend or distribution has occurred since the Close of the preceding Business Day, and (z) based on these net asset values and dividends and distributions, the Accumulation Unit Value (as such term is defined in the Columbus Life Registration Statement) to be used in determining values in each Sub-Account. If the Trust provides Columbus Life with materially incorrect share net asset value information, the Trust shall make, or shall cause IBT to make, an adjustment to the number of shares purchased or redeemed for the Separate Account to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, Accumulation Unit Values, or dividend or capital gains information shall be reported promptly upon discovery to Columbus Life.

     Except as expressly set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.


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     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.


TOUCHSTONE VARIABLE                    COLUMBUS LIFE
SERIES TRUST                           INSURANCE COMPANY


By:__________________________          By:___________________________
Name:    Jill T. McGruder              Name: Mark A. Wilkerson
Title:   President                     Title:  Senior Vice President